Exhibit 10.1

EXECUTION VERSION

TRANSACTION AGREEMENT

among

CELANESE CORPORATION,

CELANESE SALES NETHERLANDS B.V.,

DAICEL CORPORATION,

and

POLYPLASTICS COMPANY, LTD.

Dated as of July 20, 2020

TABLE OF CONTENTS

		Page

Article I

DEFINITIONS

Section 1.01	Certain Defined Terms	1
Section 1.02	Definitions	7
Section 1.03	Interpretation and Rules of Construction	8

Article II

SALE AND PURCHASE

Section 2.01	Sale and Purchase of the Shares	9
Section 2.02	Purchase Price; Allocation of Purchase Price	9
Section 2.03	Closing	9
Section 2.04	Closing Deliveries by Seller	10
Section 2.05	Closing Deliveries by Purchaser	10

Article III

REPRESENTATIONS AND WARRANTIES OF CELANESE AND SELLER

Section 3.01	Organization, Authority and Qualification of Seller and Celanese	11
Section 3.02	No Conflict	11
Section 3.03	Governmental Consents and Approvals	12
Section 3.04	Title to the Shares	12
Section 3.05	Broker’s Fees	12
Section 3.06	Antisocial Forces	12
Section 3.07	Disclaimer of Seller	12

Article IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 4.01	Organization, Authority and Qualification of Purchaser	13
Section 4.02	No Conflict	14
Section 4.03	Governmental Consents and Approvals	14
Section 4.04	Antisocial Forces	15

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Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 5.01	Organization, Authority and Qualification of the Company	15
Section 5.02	No Conflict	15
Section 5.03	Governmental Consents and Approvals	16
Section 5.04	Antisocial Forces	16

Article VII

CONDITIONS TO CLOSING

Section 7.01	Conditions to Obligations of Celanese and Seller	23
Section 7.02	Conditions to Obligations of Purchaser	23

Article IX

TERMINATION

Section 9.01	Termination	26
Section 9.02	Effect of Termination	27

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EXHIBITS

A

B

C

D

SCHEDULES

1.01(a)

1.01(b)

1.01(c)

1.01(d)

6.03(a)

7.01(c)

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TRANSACTION AGREEMENT, dated as of July 20, 2020 (this “Agreement”), among Celanese Corporation, a Delaware corporation (“Celanese”), Celanese Sales Netherlands B.V., a Dutch limited liability company (besloten vennootschap) (“Seller”), Daicel Corporation, a Japanese stock corporation (kabushiki kaisha) (“Purchaser”), and Polyplastics Company, Ltd., a Japanese stock corporation (kabushiki kaisha) (the “Company”).

WHEREAS, the Company was formed as a joint venture between Celanese and Purchaser;

WHEREAS, Celanese, Ticona LLC, a Delaware limited liability company (“Ticona”), Purchaser, and the Company entered into the Master Agreement, dated February 15, 2012 (the “Master Agreement”), pursuant to which the parties thereto and certain of their Affiliates agreed to execute certain agreements relating to the ownership and operation of the Company, including the Shareholders Agreement, dated as of February 15, 2012 (as amended, the “Shareholders Agreement”), among Celanese, Ticona, Purchaser, and the Company, and the Joint Venture Agreement, dated as of February 15, 2012 (the “Joint Venture Agreement”), among Celanese, Ticona, and Purchaser;

WHEREAS, Seller owns 2,700,000 of the shares of common stock of the Company (the “Shares”), which constitutes 45% of the 6,000,000 issued and outstanding shares of common stock of the Company; and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

Section 1.01 Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, inquiry, proceeding, audit, examination, litigation, arbitration or investigation by or before any Governmental Authority or arbitral tribunal.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, that except to the extent otherwise provided herein (a) prior to the Closing, none of the Company or any of its Subsidiaries shall constitute an Affiliate of Purchaser or any of Purchaser’s Affiliates, (b) from and after the Closing, the Company and its Subsidiaries shall each constitute an Affiliate of Purchaser and each of its Affiliates, and (c) none of the Company or any of its Subsidiaries shall constitute an Affiliate of Celanese or any of Celanese’s Affiliates.

“Ancillary Agreements” means the agreements set forth on Schedule 1.01(a).

“Anti-Social Conduct” means (a) a demand or conduct with force or arms, (b) an unreasonable demand or conduct having no legal cause, (c) threatening or committing violent behavior relating to business transactions, (d) an action to defame the reputation or interfere with the business of any Person by spreading rumors, using fraudulent means or resorting to force, or (e) any other action similar or analogous to any of the foregoing in any jurisdiction.

“Anti-Social Group” means (a) an organized crime group (as defined in the Law relating to Prevention of Unjustifiable Acts by Gang Members of Japan (Law No. 77 of 1991, as amended), hereinafter the same), (b) a member of an organized crime group, (c) a Person who used to be a member of an organized crime group but has only ceased to be such a member for a period of less than five (5) years, (d) a quasi-member of an organized crime group, (e) a related or associated company of an organized crime group, (f) a corporate racketeer or blackmailer advocating social cause or a special intelligence organized crime group, or (g) a member of any other criminal force similar or analogous to any of the foregoing in any jurisdiction.

“Anti-Social Relationship” means, in relation to a Person, (a) an Anti-Social Group controls such Person’s management, (b) an Anti-Social Group is substantively involved in such Person’s management, (c) such Person has entered into arrangements with an Anti-Social Group for the purpose of, or which have the effect of, unfairly benefiting such Person or a third party or prejudicing a third party, (d) such Person is involved in the provision of funds or other benefits to an Anti-Social Group, or (e) any of such Person’s directors or any other Person who is substantively involved in such Person’s management has a socially objectionable relationship with an Anti-Social Group.

“Business Day” means a day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the cities of Tokyo, Japan; New York, New York, U.S.A.; or Dallas, Texas, U.S.A.

“Company Organizational Documents” means the articles of incorporation, by-laws, the Shareholders Agreement, the Joint Venture Agreement, and any similar organizational, governing or shareholders agreements of the Company or any of its Subsidiaries.

“Confidentiality Agreement” means that Mutual Nondisclosure Agreement, dated as of February 1, 2020, between Celanese and Purchaser.

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“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs, policies or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest or other restriction of any kind (other than those created under applicable securities Laws, by Purchaser or any of its Affiliates, or under the Company Organizational Documents).

“Environmental Law” means any Law or Governmental Order relating to (a) pollution, the protection of the environment, including flora and fauna and their habitats, or health and safety; (b) noise, odor, or nuisance; (c) climate change or greenhouse gases; (d) natural resources, including natural resource damages; or (e) the treatment, storage, disposal, manufacture, generation, transportation, handling, use, reclamation, recycling, registration, evaluation, authorization, restriction, or Release of, or exposure to, Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, variance or license that the Company or any of its Subsidiaries is required to possess pursuant to any applicable Environmental Law.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency, commission or any court of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos containing materials, per- and poly-fluoroalkyl substances, polychlorinated biphenyls, and toxic mold; and (b) any other chemical, material or substance defined or regulated as toxic or hazardous or as a contaminant, pollutant or hazardous waste, or words of similar meaning and regulatory effect, or with respect to which Liabilities may be imposed, under any applicable Environmental Law.

“Indemnified Party” means any party hereto that is entitled to indemnification pursuant to Article VIII.

“Indemnifying Party” means any party hereto that is obligated to indemnify another party hereto pursuant to Article VIII.

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“IP License Agreements” means the POM Intellectual Property Cross License Agreement, to be entered into by Celanese, Purchaser, and the Company, in substantially the form attached as Exhibit A; the LCP Intellectual Property Cross License Agreement, to be entered into by Celanese, Purchaser, and the Company, in substantially the form attached as Exhibit B; and the Acetic Acid Intellectual Property Cross License Agreement, to be entered into by Celanese and Purchaser, in substantially the form attached as Exhibit C.

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liabilities” means any and all costs, debts, liabilities and obligations, including any fines, penalties, judgments, awards or settlements, whether accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, lease, agreement, arrangement, commitment or undertaking.

“Material Adverse Effect” means any event, circumstance, change in, or effect on, the Company and its Subsidiaries that is materially adverse to the financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that a “Material Adverse Effect” shall not include any event, circumstance, change, or effect, directly or indirectly, arising out of or attributable to or resulting from, alone or in combination: (a) events, circumstances, changes or effects that generally affect the industries or segments thereof, in which the Company and its Subsidiaries operate, including legal and regulatory conditions and changes in the price of commodities or raw materials; (b) events, circumstances, changes or effects that generally affect business, economic or political conditions; (c) events, circumstances, changes or effects affecting the financial, credit or securities markets in the United States, Japan or in any other country or region in the world, including changes in interest rates, foreign exchange rates, or credit ratings; (d) events, circumstances, changes or effects arising out of, or attributable to, the negotiation, the announcement, the execution, the pendency, or the consummation, of the transactions contemplated by, this Agreement or any other Transaction Document, the identity of Purchaser or any of its Representatives, any actions taken or not taken in accordance with, or contemplated by, this Agreement, any other Transaction Document or in compliance with applicable Law, actions taken or not taken at the request of Purchaser or any of its Representatives or any communication by Purchaser or any of its Representatives (including in respect of plans or intentions with respect to the Company, its Subsidiaries or their respective employees), including (i) any actions of competitors; (ii) any actions taken by, or losses of, employees, customers, distributors, suppliers, financing sources, landlords, licensors, licensees, sub-licensees or co-promotion or joint venture partners or any other Persons; (iii) any delays or cancellations of orders for products or services; or (iv) any actions taken in connection with obtaining regulatory consents or approvals, or any Action, event, circumstance, change or effect resulting therefrom or with respect thereto; (e) events, circumstances, changes or effects arising out of, or attributable to, strikes, slowdowns, lockouts or work stoppages (pending or threatened); (f) events, circumstances, changes or effects arising out of, or attributable to, any reduction or increase in the price of services or products offered by the Company and its Subsidiaries; (g) events, circumstances, changes or effects arising out of, or attributable to, acts of armed hostility, sabotage (including by cyberattack or otherwise), terrorism, national emergency or war (whether or not declared), including any escalation or worsening thereof; (h) events, circumstances, changes or effects arising out of, or attributable to, earthquakes, hurricanes, tsunamis, tornadoes, hail, storms, lightning, droughts, floods, frosts, mudslides or other natural or manmade disasters, acts of God, weather-related conditions, explosions or fires, or any force majeure events in any country or region in the world, including any escalation or worsening thereof; (i) events, circumstances, changes or effects arising out of, or attributable to, the COVID-19 pandemic (including the worsening thereof), (j) events, circumstances, changes or effects arising out of, or attributable to, changes (or proposed changes) or modifications in U.S. or Japanese generally accepted accounting principles, other applicable accounting standards or applicable Law or the interpretation or enforcement thereof; (k) events, circumstances, changes or effects arising out of, or attributable to, the failure by the Company or any of its Subsidiaries to meet any internal or other estimates (including analyst and Purchaser estimates), expectations, forecasts, plans, projections or budgets for any period (but excluding any underlying cause of such failure that may independently constitute a Material Adverse Effect if such cause is not otherwise excluded under this definition); or (l) events, circumstances, changes or effects arising out of, or attributable to, any actions taken or not taken by Purchaser, any of its shareholders, or any of their respective Representatives, or any matter that Purchaser, any of its shareholders, or any of their respective Representatives is aware of on or prior to the date hereof, except, in each case of clauses (a), (b) and (c), to the extent that such events, circumstances, changes or effects have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared with other participants in the industries in which the Company and its Subsidiaries operate.

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“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Pre-Closing Environmental Liabilities” means any Liability arising out of, relating to, or resulting from, (a) any Releases of Hazardous Materials prior to the Closing at, in, on, under, to or from any real property currently owned, operated or leased by the Company or any of its Subsidiaries; (b) any Releases of Hazardous Materials prior to the Closing at, in, on, under, to or from any real property formerly owned, operated or leased by the Company or any of its Subsidiaries, either by the Company or any of its Subsidiaries or during the period of their respective ownership, operation or lease of such property; (c) any Releases of Hazardous Materials at any third-party site that were sent to such site for treatment, storage or disposal prior to the Closing by the Company or any of its Subsidiaries, or, during the period of their respective ownership, operation or lease thereof, from any real property owned, operated or leased by the Company or any of its Subsidiaries; (d) exposure to Hazardous Materials at any real property owned or leased by the Company or any of its Subsidiaries prior to the Closing, or any exposure to any Hazardous Materials included in any product or material sold or distributed by the Company or any of its Subsidiaries prior to the Closing; (e) any violation of or noncompliance with Environmental Laws or Environmental Permits by the Company or any of its Subsidiaries, or at any real property owned, operated or leased by the Company or any of its Subsidiaries during the period of their respective ownership, operation or lease of such property, prior to the Closing; and (f) any Third Party Claim relating to any of clauses (a) through (e) above.

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“Pre-Closing Product Liabilities” means any Liability arising out of, relating to, or resulting from, the products or inventory of the Company or any of its Subsidiaries, including the products’ and the inventories’ manufacture, design, development, testing, importation, distribution, delivery, transport, storage, ownership, possession, marketing, labeling, packaging, sale, purchase, consignment or leasing, or the provision of services with respect to the Company or any of its Subsidiaries, its products or its inventory, in each case, prior to the Closing.

“Purchase Price Bank Account” means a bank account or accounts to be designated by Seller in a written notice to Purchaser at least two (2) Business Days prior to the Closing Date.

“Release” means releasing, disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, migrating, dumping, emitting, escaping or emptying into the environment, including soil, sediment, subsurface strata, surface water, groundwater, or ambient air.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, other representatives and advisors.

“Required Antitrust Clearances” means the consents, authorizations, orders, approvals, decisions, expiration or termination of waiting periods, or declarations required under the antitrust, competition or other similar Laws of the jurisdictions identified on Schedule 1.01(b).

“Stub Dividend” means a dividend (prorated as applicable) to be paid by the Company in respect of the period beginning on the day following the end of the fiscal year with respect to which the last annual dividend of the Company was paid and ending on (and including) the Closing Date; provided, that the amount of such dividend is consistent (taking into account any such proration and any interim dividends paid by the Company during such period) with the amount of dividends to be paid by the Company as contemplated by the Shareholders Agreement.

“Subsidiary” of any specified Person means any general or limited partnership, company, corporation, limited liability company, limited liability partnership or other organization, whether incorporated or unincorporated, which is controlled by such Person.

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“Supply Agreements” means (a) the Master Supply Agreement, dated as of February 15, 2012, among the Company, Ticona and Celanese (as amended, including by the Letter Agreement and Amendment No. 1 to Master Supply Agreement, dated December 12, 2013, and the Confirmation for Malaysian Expansion 2014 attached as Exhibit AA thereto (the “Malaysian Confirmation”)); (b) the Resin Quality Agreement, dated as of January 14, 2016, between Celanese and the Company; (c) the Memorandum of Understanding on Nomination Supply and Delivery of Resin between Celanese and the Company dated October 1, 2016; and (d) the Confidential Settlement Agreement and Release, effective October 8, 2019, between Celanese and the Company.

“Surviving Agreements” means (a) the Supply Agreements as amended at the Closing by the Supply Agreement Amendments (as defined in Section 6.03(b)); and (b) the agreements set forth on Schedule 1.01(c).

“Tax” or “Taxes” means all U.S. federal, state, local and non-U.S. taxes, and other assessments of a similar nature including: (a) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, profits, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; (c) license, registration and documentation fees; and (d) customs duties, tariffs and similar charges, in each case, whether imposed directly or through withholding, and including any interest, additions to tax, or penalties applicable thereto.

“Terminated Agreements” means (a) the agreements set forth on Schedule 1.01(d); and (b) any other agreements terminated pursuant to the Omnibus Termination Agreement, (each of the agreements provided under foregoing clauses (a) through (b), as amended); provided, that this Agreement, the other Transaction Documents and the Surviving Agreements shall not be considered Terminated Agreements.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

Section 1.02 Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
Agreement	Preamble
Celanese	Preamble
Closing	2.03
Closing Date	2.03(b)
Company	Preamble
Credit Support Instruments	6.09
D&O Indemnified Party	6.07(a)
Divestiture	6.02(c)
Joint Venture Agreement	Recitals
Losses	8.02

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Malaysian Confirmation	1.01
Master Agreement	Recitals
Omnibus Termination Agreement	6.03(a)
Purchase Price	2.02(a)
Purchaser	Preamble
Purchaser Released Liabilities	6.06(b)
Purchaser Released Parties	6.06(a)
Seller	Preamble
Seller Released Liabilities	6.06(a)
Seller Released Parties	6.06(a)
Shareholders Agreement	Recitals
Shares	Recitals
Supply Agreement Amendments	6.03(b)
Surviving Payment Obligations	6.03(a)
Termination Date	9.01(a)
Third Party Claim	8.04
Ticona	Recitals

Section 1.03 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)               when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(b)               the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)               whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)               the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)               all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(f)                references to “day” or “days” are to calendar days;

(g)               the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

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(h)               whenever words of one gender are used in this Agreement, they are deemed to include the other gender;

(i)                 references to a Person are also to its successors and permitted assigns;

(j)                 the parties hereto have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents, and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the parties hereto or thereto, as applicable, and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents;

(k)               when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day; and

(l)                 references to sums of money are expressed in lawful currency of the United States, and “$” refers to United States dollars.

Article II

SALE AND PURCHASE

Section 2.01 Sale and Purchase of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Shares.

Section 2.02 Purchase Price; Allocation of Purchase Price.

(a)               The purchase price for the Shares shall be $1,575,000,000 (the “Purchase Price”).

(b)               The Purchase Price shall be allocated only to the Shares. None of Seller, Purchaser or any of their respective Affiliates shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

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Section 2.03 Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Shares as contemplated by this Agreement shall take place at a closing (the “Closing”) to be held (a) at the offices of Shearman & Sterling LLP, Fukoku Seimei Building, 9th Floor, 2-2-2 Uchisaiwaicho, Chiyoda-ku, Tokyo, Japan; or (b) if the parties hereto agree otherwise in writing, remotely via the electronic exchange of documents and signatures, at 9:00 a.m. New York time (x) on the fifth (5th) Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, and subject to the satisfaction or waiver of such conditions) or; (y) at such other place or at such other time, or on such other date, as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.04 Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(a)               (i) the share certificate(s) representing the Shares and (ii) a request of change of entry in the shareholder register for the Shares pursuant to Article 133 of the Japan Companies Act duly executed by Seller;

(b)               an executed counterpart of each Ancillary Agreement (each of which (other than the IP License Agreements) shall be in form and substance agreed between Purchaser and Seller) to which Celanese, Seller or any of their respective Affiliates is a party;

(c)               the certificate referenced in Section 7.02(a)(iii);

(d)               a receipt acknowledging receipt of the Purchase Price; and

(e)               if not already delivered, the resignation letters of the directors and officers of the Company nominated by Celanese or Seller in substantially the form attached as Exhibit D.

Section 2.05 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

(a)               the Purchase Price by wire transfer in immediately available funds to the Purchase Price Bank Account;

(b)               an executed counterpart of each Ancillary Agreement (each of which (other than the IP License Agreements) shall be in form and substance agreed between Purchaser and Seller) to which Purchaser or any of its Affiliates (for purposes of this clause (b), including the Company and any of its Subsidiaries) is a party;

(c)               the certificate referenced in Section 7.01(a)(iii); and

(d)               a receipt acknowledging receipt of the share certificate(s) representing the Shares.

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Article III

REPRESENTATIONS AND WARRANTIES OF CELANESE AND SELLER

Celanese and Seller hereby jointly and severally represent and warrant to the other parties hereto as follows:

Section 3.01 Organization, Authority and Qualification of Seller and Celanese. Seller is a limited liability company (besloten vennootschap) duly organized, validly existing and in good standing (to the extent such concept is recognized) under the laws of the Netherlands. Celanese is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, U.S.A. Each of Seller and Celanese has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Seller and Celanese of this Agreement and the other Transaction Documents to which it is a party, the performance by each of Seller and Celanese of its obligations hereunder and thereunder, and the consummation by each of Seller and Celanese of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of each of Seller and Celanese. This Agreement has been, and upon their execution, the other Transaction Documents to which Seller or Celanese is a party, will be, duly executed and delivered by Seller and Celanese respectively, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and upon their execution, each of the other Transaction Documents to which Seller or Celanese is a party, will constitute, a legal, valid and binding obligation of Seller and Celanese respectively, enforceable against Seller and Celanese, respectively, in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to, or affecting, creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 3.02 No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained, all filings and notifications listed in Section 3.03 have been made, any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to Purchaser or its Affiliates, the execution, delivery and performance by Seller and Celanese of this Agreement does not (a) violate, conflict with, or result in the breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of Seller or Celanese; (b) conflict with, or violate, any Law or Governmental Order applicable to Seller or Celanese; or (c) conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Seller or Celanese or any Affiliates of Seller or Celanese is a party except, in the case of clauses (b) and (c) above, as would not materially and adversely affect the ability of Seller or Celanese to carry out its respective obligations under, and to consummate the transactions contemplated by, this Agreement.

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Section 3.03 Governmental Consents and Approvals. The execution, delivery and performance by Seller and Celanese of this Agreement does not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) in connection with the Required Antitrust Clearances; (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Seller or Celanese of the transactions contemplated by this Agreement; or (c) consents, approvals, authorizations or other orders or declarations of, actions by, filings with, or notifications to, any Governmental Authority as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates.

Section 3.04 Title to the Shares. Seller is the record and beneficial owner of the Shares and Seller has good and valid title to the Shares free and clear of any Encumbrances. Except for any agreements with Purchaser, the Company or any of their respective Affiliates, there are no voting trusts, stockholder agreements, proxies, powers of attorney or other rights or agreements with respect to the voting or transfer of the Shares. Upon payment of the Purchase Price by Purchaser at the Closing, Seller will deliver good and valid title to the Shares to Purchaser free and clear of any Encumbrances.

Section 3.05 Broker’s Fees. Neither Seller nor any of its Affiliates has employed any broker or finder or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 3.06 Antisocial Forces. Neither Seller nor any of its Representatives is classified as, belongs to, or is associated with, an Anti-Social Group, has an Anti-Social Relationship, or has engaged in Anti-Social Conduct, whether directly or indirectly through a third party.

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Section 3.07 Disclaimer of Seller.

(a)               EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NONE OF SELLER OR ITS REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THE SHARES, THE COMPANY AND ITS SUBSIDIARIES, THEIR RESPECTIVE BUSINESSES, OR THE TRANSACTIONS CONTEMPLATED HEREBY AND UNDER THE OTHER TRANSACTION DOCUMENTS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, SELLER AND ITS REPRESENTATIVES HAVE NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR LAWS); (II) ANY PROJECTIONS, ESTIMATES, PROSPECTS, FORECASTS, PLANS, AND BUDGET INFORMATION FURNISHED BY SELLER OR ITS REPRESENTATIVES (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS, ESTIMATES, PROSPECTS, FORECASTS, PLANS, AND BUDGET INFORMATION); (III) THE OPERATION OF THE businessES of the company and its subsidiaries PRIOR TO OR AFTER THE CLOSING; OR (IV) THE PROBABLE SUCCESS, PROFITABILITY OR PROSPECTS OF THE businessES of the company and its subsidiaries AFTER THE CLOSING AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

(b)               NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NONE OF SELLER OR ITS REPRESENTATIVES WILL HAVE, OR BE SUBJECT TO, ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO PURCHASER, THE COMPANY, ANY OF THEIR RESPECTIVE REPRESENTATIVES, OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PURCHASER, THE COMPANY, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, OR PURCHASER’S, THE COMPANY’S, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES’ USE OF ANY INFORMATION RELATING TO THE COMPANY, ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE BUSINESSES, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, ESTIMATES, PROSPECTS, FORECASTS, PLANS, OR BUDGET INFORMATION (INCLUDING THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS, ESTIMATES, PROSPECTS, FORECASTS, PLANS, AND BUDGET INFORMATION), DISCUSSION MATERIALS OR OTHER MATERIALS MADE AVAILABLE TO PURCHASER, THE COMPANY, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, WHETHER ORALLY OR IN WRITING, ON DILIGENCE CALLS OR IN MEETINGS, IN RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF PURCHASER, THE COMPANY, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR IN ANY OTHER FORM IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.

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Article IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the other parties hereto as follows:

Section 4.01 Organization, Authority and Qualification of Purchaser. Purchaser is a stock corporation (kabushiki kaisha) duly organized, validly existing and in good standing (to the extent such concept is recognized) under the laws of Japan and has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which it is a party, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been, and upon their execution, the other Transaction Documents to which Purchaser is a party, will be, duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and upon their execution, each of the other Transaction Documents to which Purchaser is a party, will constitute, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to, or affecting, creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 4.02 No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained, all filings and notifications listed in Section 4.03 have been made, any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to Celanese, Seller or any of their respective Affiliates, the execution, delivery and performance by Purchaser of this Agreement does not (a) violate, conflict with, or result in the breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of Purchaser; (b) conflict with or violate any Law or Governmental Order applicable to Purchaser; or (c) conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser or any of its Affiliates is a party except, in the case of clauses (b) and (c) above, as would not materially and adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

Section 4.03 Governmental Consents and Approvals. The execution, delivery and performance by Purchaser of this Agreement does not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) in connection with the Required Antitrust Clearances; (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Purchaser of the transactions contemplated by this Agreement; or (c) consents, approvals, authorizations or other orders or declarations of, actions by, filings with, or notifications to, any Governmental Authority as a result of any facts or circumstances relating solely to Celanese, Seller or any of their respective Affiliates.

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Section 4.04 Antisocial Forces. Neither Purchaser nor any of its Representatives is classified as, belongs to, or is associated with, an Anti-Social Group, has an Anti-Social Relationship, or has engaged in Anti-Social Conduct, whether directly or indirectly through a third party.

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the other parties hereto as follows:

Section 5.01 Organization, Authority and Qualification of the Company. The Company is a stock corporation (kabushiki kaisha) duly organized, validly existing and in good standing (to the extent such concept is recognized) under the laws of Japan and has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of the Company. This Agreement has been, and upon their execution, the other Transaction Documents to which the Company is a party, will be, duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and upon their execution, each of the other Transaction Documents to which the Company is a party, will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to, or affecting, creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 5.02 No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 5.03 have been obtained, all filings and notifications listed in Section 5.03 have been made, any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to Celanese, Seller, Purchaser or any of their respective Affiliates, the execution, delivery and performance by the Company of this Agreement does not (a) violate, conflict with, or result in the breach of any provision of the articles of incorporation or by-laws (or similar organizational documents) of the Company; (b) conflict with or violate any Law or Governmental Order applicable to the Company; or (c) conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or any of its Affiliates is a party except, in the case of clauses (b) and (c) above, as would not materially and adversely affect the ability of the Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

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Section 5.03 Governmental Consents and Approvals. The execution, delivery and performance by the Company of this Agreement does not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) in connection with the Required Antitrust Clearances; (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement; or (c) consents, approvals, authorizations or other orders or declarations of, actions by, filings with, or notifications to, any Governmental Authority as a result of any facts or circumstances relating solely to Celanese, Seller, Purchaser, or any of their respective Affiliates.

Section 5.04 Antisocial Forces. Neither the Company nor any of its Representatives is classified as, belongs to, or is associated with, an Anti-Social Group, has an Anti-Social Relationship, or has engaged in Anti-Social Conduct, whether directly or indirectly through a third party.

Article VI

ADDITIONAL AGREEMENTS

Section 6.01 Conduct of Business prior to the Closing. From the date of this Agreement and until the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 9.01, except as expressly required by this Agreement or applicable Law, or as the parties hereto shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Representatives to, and Seller and Purchaser shall use commercially reasonable best efforts to direct the Company to, conduct the businesses of the Company and its Subsidiaries in the ordinary course in all material respects (it being agreed that any capital expenditures made in amounts consistent with past practice shall be deemed to be made in the ordinary course), including by not taking any action (other than conducting the business of the Company and its Subsidiaries in the ordinary course in all material respects) that would adversely affect the ability of the Company to pay dividends in accordance with this Agreement.

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Section 6.02 Efforts; Filings.

(a)               Each of the parties hereto shall use its commercially reasonable best efforts to obtain all authorizations, consents, Governmental Orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents and shall cooperate fully with the other parties hereto in promptly seeking to obtain all such authorizations, consents, Governmental Orders and approvals. Each party hereto agrees to (i) promptly make, or cause to be made, the appropriate filings and notifications in connection with the Required Antitrust Clearances and with respect to the transactions contemplated by this Agreement; and (ii) supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by such Governmental Authorities in connection with the Required Antitrust Clearances or with respect to the transactions contemplated by this Agreement and the other Transaction Documents. All filing fees and payments to any Governmental Authority in order to obtain any authorizations, consents, Governmental Orders or approvals pursuant to this Section 6.02 shall be borne equally by Purchaser and Seller.

(b)               The parties hereto agree to coordinate, cooperate and assist one another in connection with all actions to be taken pursuant to Section 6.02(a), including the preparation and making of the filings and notifications referred to therein and, if requested, amending or furnishing additional information hereunder, including, subject to applicable Law, providing copies of all related documents to the non-filing parties’ outside legal counsel prior to filing; provided, that such material may be redacted as necessary to (i) comply with contractual arrangements; (ii) address good faith legal privilege or confidentiality concerns; (iii) comply with applicable Law; and (iv) remove references concerning the valuation of the Company, and, to the extent practicable, none of the parties hereto shall file any such document or have any material communication with any Governmental Authority without prior consultation with the other parties hereto. To the extent that any Governmental Authority raises any objection or proposes any condition or other restriction on the business of any party hereto or any of its Affiliates in connection with a Required Antitrust Clearance, the parties hereto shall (x) use their commercially reasonable best efforts to resolve such objection (including by revising applicable Transaction Documents) or remove or modify such condition or restriction to enable the Closing to occur prior to the Termination Date and (y) cooperate in good faith in connection therewith. Each party hereto shall keep the other parties apprised of the content and status of any material communications with, and communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement. To the extent permitted by a Governmental Authority, each party hereto shall permit Representatives of the other parties hereto to participate in any material meetings and discussions with any such Governmental Authority. Notwithstanding the foregoing, in no event shall this Section 6.02(b) require Purchaser or the Company or any Subsidiary or Affiliate thereof to take any action that is reasonably expected to materially and adversely affect Purchaser, the Company and their respective Subsidiaries (taken as a whole) following the consummation of the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, Purchaser and the Company shall be responsible for, and indemnify each of Celanese and Seller against, any out-of-pocket Losses incurred by them resulting directly from the failure by Purchaser to obtain, receive or honor any consents, authorizations, orders, approvals, decisions, expiration or termination of waiting periods, or declarations required under the antitrust, competition or other similar Laws of any jurisdiction other than those identified in Schedule 1.01(b) in connection with this Agreement and transactions contemplated hereby.

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(c)               Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Purchaser or the Company or any Subsidiary or Affiliate thereof to agree to any Divestiture (as defined below). Neither Seller nor Celanese shall, without the prior written consent of Purchaser, implement or agree to implement any Divestiture. For purposes of this Agreement, a “Divestiture” means any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Purchaser or the Company or any Subsidiary or Affiliate of Purchaser or the Company, in each case, that is reasonably expected to materially and adversely affect Purchaser or the Company following the consummation of the transactions contemplated by this Agreement.

Section 6.03 Terminated Agreements; Surviving Agreements.

(a)               The parties hereto shall, and shall cause their Affiliates to, terminate the Terminated Agreements (to the extent they have not been terminated or expired prior to the Closing) effective as of the Closing (except for the payment obligations set forth on Schedule 6.03(a) (the “Surviving Payment Obligations”)) pursuant to an omnibus termination agreement to be executed at the Closing by each of the parties to the Terminated Agreements (the “Omnibus Termination Agreement”).

(b)               The parties hereto hereby acknowledge and agree that each of the Surviving Agreements shall survive the Closing and continue in full force and effect in accordance with their respective terms; provided, that the parties hereto shall, and shall cause their respective Affiliates to, amend the Supply Agreements at the Closing so that the supply arrangements thereunder will survive the Closing only to the extent necessary to consummate the transactions contemplated by the Malaysian Confirmation and the Confidential Settlement Agreement and Release, effective October 8, 2019, between Celanese and the Company and solely until such time as such transactions are complete (such amendments, the “Supply Agreement Amendments”).

Section 6.04 Further Action. Except as otherwise provided in this Agreement, the parties hereto shall, and shall cause their respective Affiliates to, use commercially reasonable best efforts to take, or cause to be taken, and shall otherwise reasonably cooperate with one another to the extent necessary to ensure that all appropriate action, to do, or cause to be done, all things necessary, proper or advisable under applicable Law to execute and deliver such documents and other papers as may be required to carry out the provisions of this Agreement and the other Transaction Documents and to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents. From time to time after the date hereof, without additional consideration, each party hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by the other parties hereto to make effective the transactions contemplated by this Agreement and the other Transaction Documents.

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Section 6.05 Tax Matters.

(a)               Each party hereto shall bear any and all sales, documentary, use, value added, transfer, stamp, stock transfer, registration, and real property transfer or gains and similar Taxes that may be imposed upon, or payable or collectible or incurred by, such party in connection with this Agreement and the transactions contemplated hereby. The party that is required to pay such Taxes shall timely pay such taxes to the appropriate Governmental Authority, and the other party shall cooperate in the execution and delivery of all instruments and certificates necessary to enable the appropriate party to comply with any filing requirements pursuant to this Section 6.05(a).

(b)               Purchaser and Seller agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable Purchaser to comply with any pre-Closing filing requirements, including value added tax invoices.

(c)               The Company hereby represents that as of the date of this Agreement, the value of real property of the Company that is located in Japan represents less than 50% of value of the Company’s assets. Based on the foregoing representation, Purchaser and Seller agree that the transfer of the Shares by Seller are not subject to Japanese Taxes and Purchaser will not withhold any such Taxes from any amount due to Seller pursuant to this Agreement.

(d)               Each of Purchaser and Seller shall provide or cause to be provided, and continue to provide or cause to be provided post-Closing, to the other party such documentation and information as either of them reasonably may request for Tax purposes in relation to the transaction contemplated by the Transaction Documents or the ownership of the Company; provided that Seller shall not be required to provide any Seller Tax returns. The requesting party shall reimburse the party to whom such request is made for any costs and expenses incurred by such party in order to satisfy such request. Each of Purchaser and Seller shall retain all Tax returns, schedules, work papers and other material records and documents relating to Tax matters of the Company and its Subsidiaries until the later of (i) the expiration of the statute of limitations for the Tax periods to which the Tax returns or other documents relate and (ii) with respect to Tax returns, five (5) years following the due date (without extension) for such Tax returns.

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Section 6.06 Mutual Releases.

(a)               Each of Celanese and Seller, on its own behalf and on behalf of its Representatives, successors and assigns (the “Seller Released Parties”), hereby, effective as of the Closing, generally, irrevocably, unconditionally and completely waives and releases and forever discharges the Company, the Company’s Subsidiaries, Purchaser and each of their respective Representatives, successors and assigns (the “Purchaser Released Parties”) of and from all demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and other Liabilities whatsoever of every name and nature, both at law and in equity, whether arising directly or indirectly from any act or omission, whether intentional or unintentional (i) arising under, relating to, or resulting from (x) the Company Organizational Documents; or (y) the Terminated Agreements; or (ii) otherwise arising out of, relating to, or resulting from, (x) the Company or any of its Subsidiaries or their respective businesses, (y) Purchaser’s ownership of the Company; or (z) a Purchaser Released Party acting as a director, officer, contractor, consultant, employee, agent or advisor of the Company or any of its Subsidiaries prior to the Closing (collectively, the “Seller Released Liabilities”); provided, that this release shall not affect the Surviving Payment Obligations, the Surviving Agreements, or the Purchaser Released Parties’ and their respective Affiliates’ rights and obligations under the Transaction Documents. Each of Celanese and Seller shall not, and shall ensure that the Seller Released Parties do not, commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any Purchaser Released Party with respect to the Seller Released Liabilities. Seller shall reimburse Purchaser or the Company or any other Purchaser Released Party for any reasonable and documented out-of-pocket costs and expenses, including attorneys’ fees, incurred by them as a result of any breach of this clause (a) by the Seller Released Parties.

(b)               Each of Purchaser and the Company, on its own behalf and on behalf of its respective Representatives, successors and assigns, hereby, effective as of the Closing, generally, irrevocably, unconditionally and completely waives and releases and forever discharges the Seller Released Parties of and from all demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and other Liabilities whatsoever of every name and nature, both at law and in equity, whether arising directly or indirectly from any act or omission, whether intentional or unintentional (i) arising under, relating to, or resulting from, (x) the Company Organizational Documents or any other organizational document of the Company or any of its Subsidiaries; or (y) the Terminated Agreements; or (ii) otherwise arising out of, relating to, or resulting from, (x) the Company or any of its Subsidiaries or their respective businesses, (y) Seller’s ownership of the Company; or (z) a Seller Released Party acting as a director, officer, contractor, consultant, employee, agent or advisor of the Company or any of its Subsidiaries prior to the Closing (collectively, the “Purchaser Released Liabilities”); provided, that this release shall not affect the Surviving Payment Obligations, the Surviving Agreements, or the Seller Released Parties’ and their respective Affiliates’ rights and obligations under the Transaction Documents. Each of Purchaser and the Company shall not, and shall ensure that the Purchaser Released Parties do not, commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any Seller Released Party with respect to the Purchaser Released Liabilities. Purchaser and the Company shall reimburse Celanese or Seller or any other Seller Released Party for any reasonable and documented out-of-pocket costs and expenses, including attorneys’ fees, incurred by them as a result of any breach of this clause (b) by the Purchaser Released Parties.

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(c)               Following the Closing, Seller and Purchaser agree to discuss, in their respective sole discretion, any potential changes to Ticona’s right under Article 4.1(a)(iv) of that certain Joint Venture Agreement, among the Company, Mitsubishi Gas Chemical Company, Inc., Korea Engineering Plastics Co., Ltd., Ticona and PTM Holdings, Inc., dated as of September 4, 2002, to appoint one (1) director among the directors appointed by the Company under such agreement.

(d)               Notwithstanding anything herein to the contrary, this Section 6.06 shall have no force and effect if the Closing does not occur or if this Agreement is terminated pursuant to Section 9.01.

Section 6.07 Director and Officer Liability and Indemnification.

(a)               All rights to indemnification and exculpation from Liabilities for acts or omissions occurring at or prior to the Closing (and rights to advancement of expenses) existing as of the date hereof in favor of any Person appointed by Seller or any of its Affiliates, or otherwise employed by Seller or any of its Affiliates, who is, or has been at any time prior to the date of this Agreement, a director or officer of the Company or any of its Subsidiaries (each, a “D&O Indemnified Party”) as provided in the Company Organizational Documents or any director and officer insurance policy covering the D&O Indemnified Parties that is in effect as of the date hereof shall, following the Closing: (i) continue in full force and effect in accordance with their terms with respect to any claims against any such D&O Indemnified Party arising out of such acts or omissions and for a period of six years following the date of this Agreement, and (ii) not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such D&O Indemnified Party. From and after the Closing, Purchaser shall cause the Company and its Subsidiaries, and the Company shall cause its Subsidiaries, to comply with and honor all obligations under this Section 6.07.

(b)               In the event that, after the Closing, (i) the Company or any of its successors or assigns, (x) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (y) transfers or conveys all or a substantial portion of its properties and other assets to any Person; or (ii) Purchaser or any of its successors or assigns dissolves the Company, then, and in each such case, each of Purchaser and the Company shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 6.07.

Section 6.08 Payment of Dividends. At or prior to the Closing, except as otherwise agreed by Seller and Purchaser, and to the extent permitted under applicable Law, the Company shall, and Seller and Purchaser shall cause the Company to (including by approving shareholder resolutions of the Company to), declare and pay to each of Seller and Purchaser (a) all annual, interim, and special dividends as provided by the Shareholders Agreement; and (b) the Stub Dividend.

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Section 6.09 Release from Credit Support Instruments. Each of Purchaser and the Company shall, and shall cause its Affiliates to, use their commercially reasonable best efforts, and Seller and its Affiliates shall cooperate as reasonably necessary, to take or cause to be taken all actions necessary (including such actions as reasonably requested by Seller) to secure the prompt unconditional release of Seller and any of its Affiliates from all of the guarantees or credit support instruments of the Company or any of its Subsidiaries in existence as of the Closing Date to which Seller or any of its Affiliates is a party (the “Credit Support Instruments”). All reasonable costs and expenses incurred in connection with the release or substitution of Credit Support Instruments shall be borne by Purchaser or the Company. From and after the Closing, Purchaser or the Company shall indemnify Seller and its Affiliates for any and all Losses that such Persons incur arising from or relating to the Credit Support Instruments.

Section 6.10 Books and Records.

(a)               Seller agrees that all available books and records that are retained by Seller or its Affiliates relating to the business of the Company prior to the Closing shall be open for inspection by Representatives of Purchaser upon reasonable notice at any time during regular business hours for a period of seven (7) years (or such shorter period that has been provided in applicable record retention policies) from the Closing and that Purchaser may during such period at its expense make such copies or excerpts therefrom as Purchaser may reasonably request; provided, that such inspection and making of copies or excerpts shall only be permitted hereunder to the extent reasonably requested by Purchaser for the purposes of preparing financial statements, compliance with applicable Laws or in connection with any Action; provided, further, that neither Seller nor any of its Affiliates shall be required to permit such inspection or making of copies or excerpts where, upon the advice of counsel, such action would jeopardize attorney-client privilege or contravene any Law or contract to which Seller or any of its Affiliates is bound.

(b)               Each of Purchaser and the Company agrees that all available books and records that are retained by Purchaser, the Company or any of their respective Affiliates relating to the business of the Company prior to the Closing shall be open for inspection by Representatives of Seller upon reasonable notice at any time during regular business hours for a period of seven (7) years (or such shorter period that has been provided in applicable record retention policies) from the Closing and that Seller may during such period at its expense make such copies or excerpts therefrom as Seller may reasonably request; provided, that such inspection and making of copies or excerpts shall only be permitted hereunder to the extent reasonably requested by Seller for the purposes of preparing financial statements, compliance with applicable Laws or in connection with any Action; provided, further, that neither Purchaser or the Company, nor any of their respective Affiliates shall be required to permit such inspection or making of copies or excerpts where, upon the advice of counsel, such action would jeopardize attorney-client privilege or contravene any Law or contract to which Purchaser, the Company, or any of their respective Affiliates is bound.

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(c)               Notwithstanding the foregoing, the inspection and information rights of the parties hereto with respect to Tax matters shall be governed solely by Section 6.05(d).

Section 6.11 Nonencumbrance. From the date of this Agreement until the Closing or termination of this Agreement, Celanese and Seller shall not, and shall ensure that their respective Affiliates do not, pledge any of the Shares or cause or permit any of the Shares to become subject to any Encumbrances.

Section 6.12 Guarantee. As a condition and inducement to Purchaser’s willingness to enter into this Agreement, Celanese hereby unconditionally and irrevocably agrees to guarantee the full and complete performance by Seller of all of the terms, covenants and obligations of Seller contained in this Agreement. The obligations of Celanese under this Section 6.12 shall constitute a present and continuing guarantee of payment and not of collectability only, shall be absolute and unconditional and shall not be subject to any counterclaim, setoff, deduction or defense Celanese may have against Seller or any other Person (other than Purchaser and the Company, as to which Celanese shall have the same defenses, if any, as Seller may have against Purchaser and the Company).

Article VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of Celanese and Seller. The obligations of Celanese and Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions.

(a)               Representations, Warranties and Covenants. (i) The representations and warranties of Purchaser contained in Article IV shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date; (ii) each of the covenants and agreements contained in this Agreement to be complied with by Purchaser or the Company on or prior to the Closing shall have been complied with in all material respects; and (iii) Seller shall have received a certificate of Purchaser signed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above;

(b)               Governmental Approvals. The Required Antitrust Clearances shall have been obtained;

(c)               No Order. There shall not be in effect any Governmental Order issued by a Governmental Authority of competent jurisdiction in any of the jurisdictions identified on Schedule 7.01(c) that enjoins the consummation of the sale and purchase of the Shares contemplated by this Agreement; and

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(d)               No Restraint. There shall not be enacted any Law that prohibits the sale and purchase of the Shares contemplated by this Agreement.

Section 7.02 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions.

(a)               Representations, Warranties and Covenants. (i) The representations and warranties of Seller and Celanese contained in Article III shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date; (ii) each of the covenants and agreements contained in this Agreement to be complied with by Seller on or prior to the Closing shall have been complied with in all material respects; and (iii) Purchaser shall have received a certificate of Seller signed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above;

(b)               Governmental Approvals. The Required Antitrust Clearances shall have been obtained;

(c)               No Order. There shall not be in effect any Governmental Order issued by a Governmental Authority of competent jurisdiction in any of the jurisdictions identified on Schedule 7.01(c) that enjoins the consummation of the sale and purchase of the Shares contemplated by this Agreement;

(d)               No Restraint. There shall not be enacted any Law that prohibits the sale and purchase of the Shares contemplated by this Agreement; and

(e)               No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

Article VIII

INDEMNIFICATION

Section 8.01 Survival of Representations, Warranties and Covenants. (a) The representations and warranties of the parties hereto contained in this Agreement or in any certificates delivered pursuant to this Agreement shall survive the Closing for a period of twelve (12) months after the Closing (provided, that the representations and warranties of Seller in Section 3.04 (Title to the Shares) shall survive the Closing indefinitely); and (b) the covenants and agreements contained in this Agreement shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have expired or been terminated in accordance with their terms; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 8.01 shall survive until such claim is finally resolved; provided, further, that the time period set forth in Section 8.01(a) shall not apply in the case of fraud.

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Section 8.02 Indemnification by Celanese and Seller. From and after the Closing, Celanese and Seller shall indemnify and hold harmless Purchaser and the Company and their respective Representatives, in each case, from and against any and all losses, obligations, Liabilities, damages, awards, judgments, claims, interest, settlement payments, judgments, fines, penalties, assessments, Taxes, deficiencies and expenses (including any attorneys’ fees) (collectively, “Losses”) incurred or suffered by them, to the extent arising out of, related to, or resulting from, (a) the breach of or inaccuracy in any of the respective representations and warranties of Celanese or Seller contained in this Agreement or any certificate delivered pursuant to this Agreement; or (b) the breach of any of the respective covenants or agreements of Celanese or Seller contained in this Agreement.

Section 8.03 Indemnification by Purchaser and the Company. From and after the Closing, each of Purchaser and the Company shall indemnify and hold harmless Celanese and Seller and their respective Representatives, in each case, from and against any and all Losses incurred or suffered by them, to the extent arising out of, related to, or resulting from, (a) the breach of or inaccuracy in any of the respective representations and warranties of Purchaser or the Company contained in this Agreement or any certificate delivered pursuant to this Agreement; (b) the breach of any of the respective covenants or agreements of Purchaser or the Company contained in this Agreement; (c) any claims made by third parties against Seller, Celanese or any of their respective Affiliates related to the operation or conduct of the business and activities of the Company and its Subsidiaries from and after the Closing, in each case to the extent such Losses result from Seller’s ownership of the Shares prior to the Closing; (d) Pre-Closing Environmental Liabilities; and (e) Pre-Closing Product Liabilities.

Section 8.04 Notice of Loss; Third Party Claims. As promptly as practicable after making such determination with respect to any such matter, an Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII, except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure. If an Indemnified Party shall receive notice of any Action, demand or assessment from a third party (each, a “Third Party Claim”) against it or which may give rise to a claim for indemnification under this Article VIII, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII, except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and (after consultation with the Indemnified Party) through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of notice from the Indemnified Party of such Third Party Claim, and, in such cases, if the Indemnified Party desires to participate in any such defense, notwithstanding anything contained herein, it may do so at its sole cost and expense, and the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses incurred by the Indemnified Party in connection with such participation (it being understood, however, that the Indemnifying Party shall control such defense). If the Indemnified Party shall have been advised by counsel that there are actual or potential conflicting interests between the Indemnifying Party and the Indemnified Party that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to retain its own counsel at the expense of the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (but the fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim shall nonetheless be considered Losses for purposes of this Agreement) if the Third Party Claim (i) seeks an order, injunction, equitable relief or other relief other than money damages against the Indemnified Party that cannot reasonably be separated from any related claim for money damages; (ii) involves a Governmental Authority; or (iii) relates to, or arises out of, any criminal action. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, (x) the Indemnified Party shall be kept apprised of all material developments and may participate in such defense; (y) the Indemnifying Party shall not withdraw from the defense of such Third Party Claim without providing advance notice to the Indemnified Party reasonably sufficient to allow the Indemnified Party to prepare to reassume the defense of such Third Party Claim; and (z) the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently, including (subject to the limitations on indemnification in this Agreement) the posting of bonds or other security required in connection with the defense of such Third Party Claim. If the Indemnifying Party fails to actively and diligently prosecute the Third Party Claim (including by withdrawing or threatening to withdraw from the defense thereof), then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing. The Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnified Party’s prior written consent; provided, that, the Indemnified Party shall agree to any settlement or compromise of any claim or demand that the Indemnifying Party may recommend (A) that provides for a full and unconditional release of the Indemnified Party in respect of such claim or demand, (B) that does not impose injunctive or other equitable relief against the Indemnified Party or a finding or admission of any responsibility or guilt of the Indemnified Party, (C) if the Indemnifying Party has agreed in writing that such Third Party Claim is the subject of indemnity hereunder; and (D) for which the outcome of such settlement or compromise would reasonably be expected to not materially and adversely affect the ability of the Indemnified Party or its Affiliates to conduct their respective businesses or any of their reputation or relationship with material suppliers or customers. The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party’s prior written consent (not to be unreasonably withheld, delayed or conditioned).

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Section 8.05 Remedies. Each of the parties hereto acknowledges and agrees that, following the Closing, (a) the rights and remedies set forth in this Article VIII shall be the sole and exclusive remedies of the parties hereto for any breach of the representations and warranties contained in this Agreement and for any failure to perform and comply with any covenant or agreement in this Agreement, (b) any and all claims arising out of, relating to, or resulting from, the transactions contemplated in this Agreement must be brought under and in accordance with the terms of this Agreement, and (c) notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained in this Agreement shall give rise to any right on the part of any party hereto, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby. Each party hereto shall cause its Affiliates to comply with this Section 8.05.

Article IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)               by Seller or Purchaser if the Closing shall not have occurred by July 20, 2021 (the “Termination Date”); provided, that if the conditions set forth in Section 7.01(b) and Section 7.02(b) shall not have been satisfied or waived by the Termination Date, but all other conditions to the Closing (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied, then Seller or Purchaser may extend the Termination Date to the closing of business New York time three (3) months after the Termination Date by giving written notice of such extension to the other parties hereto; provided, further, that the right to terminate this Agreement under this Section 9.01(a) shall not be available to Seller or Purchaser, as the case may be, if its failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)               by Seller or Purchaser in the event that any Governmental Authority of competent jurisdiction in any of the jurisdictions identified on Schedule 7.01(c) shall have issued a Governmental Order that permanently enjoins the sale and purchase of the Shares contemplated by this Agreement and such Governmental Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the issuance of such Governmental Order; or

(c)               by the written consent of all of the parties hereto.

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Section 9.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01, written notice thereof shall be given to the other parties hereto, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and, subject to the remainder of this Section 9.02, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of any party hereto or any of their respective Representatives; provided, that (a) this Section 9.02 and Article X shall survive any termination and shall remain in full force and effect; and (b) nothing herein shall relieve any party hereto from liability for fraud committed prior to such termination or liability for any intentional breach of this Agreement occurring prior to such termination.

Article X

GENERAL PROVISIONS

Section 10.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial and other advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made and shall be deemed to have been duly given or made (a) upon receipt by delivery in person, (b) three (3) days after dispatch by an internationally recognized overnight courier service, (c) upon receipt by the intended recipient in readable form if sent by electronic mail (with a confirmatory copy sent by an internationally recognized overnight courier service) or (d) upon receipt by facsimile (with a confirmatory copy sent by an internationally recognized overnight courier service) to the respective parties hereto at the following addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 10.02):

(i)                 if to Seller and Celanese:

Celanese Sales Netherlands B.V.

The Atrium

Strawinskylaan 3105

1077 ZX Amsterdam

The Netherlands

Email:	martin.fischer@celanese.com
Attention:	Deputy General Counsel, EMEA

and

Celanese Corporation

222 W. Las Colinas Blvd., Suite 900N

Irving, Texas 75039

Email:	lynne.puckett@celanese.com
Attention:	General Counsel

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with a copy to (which shall not constitute notice):

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022-6069

Facsimile:	(212) 848-7179
Email:	george.casey@shearman.com
hschiwek@shearman.com
Attention:	George A. Casey, Esq.
Heiko Schiwek, Esq.

(ii)              if to Purchaser:

Daicel Corporation

JR Shinagawa East Bldg.

2-18-1, Konan, Minato-ku, Tokyo

108-8230 Japan

Facsimile:	+81-3-6711-8100
Email:	ic_hayashi@jp.daicel.com; and
tm_yamane@jp.daicel.com
Attention:	Ichiro Hayashi; and
Tomohiro Yamane

with a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP

Izumi Garden Tower 28F

1-6-1, Roppongi, Minato-ku, Tokyo

106-6028 Japan

Facsimile:	+81-3-3224-2901
Email:	hsugita@orrick.com
rsmith@orrick.com
Attention:	Hiroki Sugita
Richard Smith

(iii)            if to the Company:

Polyplastics Company, Ltd.

Legal Dept.

JR Shinagawa East Building,

Konan 2-chome, Minato-ku, Tokyo, Japan

Facsimile:	+81-3-6711-8606
Email:	sonoko.takahashi@polyplastics.com
Attention:	Sonoko Takahashi

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with a copy to (which shall not constitute notice):

Hughes Hubbard & Reed LLP

One Battery Park Plaza, 15th Floor

New York, New York 10004-1482

Facsimile:	(212) 299-6872
Email:	seth.rothman@hugheshubbard.com
Attention:	Seth D. Rothman

Section 10.03 Public Announcements. None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby or otherwise communicate with any news media or disclose information to any other Person regarding this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby without the prior written consent of the other parties hereto, unless such press release or public announcement is required by applicable Law or stock exchange regulation, in which case the parties hereto shall, to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement or communication; provided, however, that the prior written consent of the other parties hereto shall not be required hereunder with respect to any press release, public announcement or communication that is substantially similar to a press release, public announcement or communication previously issued with the prior written consent of such other parties.

Section 10.04 Severability. If any term or other provision of this Agreement is declared invalid, illegal or incapable of being enforced by any Governmental Authority, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 10.05 Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

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Section 10.06 Assignment. This Agreement and the rights and obligations hereunder may not be assigned by operation of law or otherwise without the express written consent of the parties hereto (which consent may be granted or withheld in the sole discretion of each such party), as the case may be, and any attempted assignment that is not in accordance with this Section 10.06 shall be null and void; provided, however, that any party hereto may assign, delegate or otherwise transfer (including by operation of law) any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto to any of such party’s Affiliates; provided, that, in cases of any such assignment, delegation or transfer by such party, such party shall remain liable for, and shall not be released from, its liabilities and obligations hereunder (except to the extent the other parties hereto consent in writing otherwise).

Section 10.07 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties hereto that expressly references the Section of this Agreement to be amended; or (b) by a waiver in accordance with Section 10.08.

Section 10.08 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 10.09 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 10.10 Specific Performance. Each of the parties hereto acknowledges and agrees that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled (to the extent permitted by applicable Law) to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without proof of actual damages or posting any bond or other undertaking. Without limiting the generality of the foregoing, the parties hereto agree that Seller shall be entitled to enforce specifically Purchaser’s obligation, and Purchaser shall be entitled to enforce specifically Seller’s obligation, to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and to pay all amounts payable hereunder and to sell the Shares), if the conditions set forth in Section 7.01 or Section 7.02, as the case may be, have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived. The parties hereto agree that they will not contest the appropriateness of specific performance as a remedy or assert that a remedy of monetary damages would provide an adequate remedy for any breach or threatened breach of this Agreement.

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Section 10.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of any conflicts of law principles that would require the application of the Laws of another jurisdiction. All Actions that, directly or indirectly, arise out of, or relate to, this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Delaware state court or United States federal court sitting in the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action brought by any party hereto that, directly or indirectly, arises out of or relates to this Agreement; (b) agrees that service of process in such Action will be validly effected by sending notice in accordance with Section 10.02; (c) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim that (A) such Action is not subject to the subject matter jurisdiction of at least one of the above-named courts; (B) its property is exempt or immune from attachment or execution in the State of Delaware; (C) such Action is brought in an inconvenient forum; (D) that the venue of such Action is improper; or (E) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts.

Section 10.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

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Section 10.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

Celanese corporation

By:	/s/ Lori J. Ryerkerk
	Name:	Lori J. Ryerkerk
	Title:	President and Chief Executive Officer

Celanese Sales Netherlands B.V.

By:	/s/ Scott A. Richardson
	Name:	Scott A. Richardson
	Title:	Director

Daicel Corporation

By:	/s/ Yoshimi Ogawa
	Name:	Yoshimi Ogawa
	Title:	President and Chief Executive Officer

POLYPLASTICS COMPANY, LTD.

By:	/s/ Toshio Shiwaku
	Name:	Toshio Shiwaku
	Title:	President and Chief Executive Officer

[Signature Page to Transaction Agreement]